                                                                   EXHIBIT 10.17

                             KEY EMPLOYEE AGREEMENT


To:       Arthur Carver
          29 Magnolia Road
          Sharon, Mass., 02067

     The undersigned, Global Sports, Inc., a Delaware corporation (the "Company"), with its principal place of business located at 555 S. Henderson Road, King of Prussia, Pennsylvania 19406, hereby agrees with you as follows:

1.   Position and Responsibilities.

     1.1 You shall serve as Executive Vice President (or in such other executive capacity as shall be designated by the Board of Directors or Executive Committee of the Company and reasonably acceptable to you) and shall perform the duties customarily associated with such capacity from time to time. In such capacity, you will have direct responsibility for the sourcing, development, and production of branded footwear merchandise produced under any trademarks owned or licensed to the Company or any of its subsidiaries, as well as direct responsibility for the Company's and its subsidiaries' distribution, operations and customer service relating to branded footwear manufactured or licensed by the Company or any of its subsidiaries.

     1.2 You will devote your full time and your best efforts to the performance of your duties hereunder and the business and affairs of the Company. You agree to perform such executive duties as may be assigned to you by or on authority of the Company's Board of Directors or Executive Committee from time to time. You will report directly to the Company's Chief Executive Officer.

     1.3 You will duly, punctually, and faithfully perform and observe any and all rules and regulations which the Company may or shall hereafter reasonably establish governing your conduct as an employee and the conduct of its business.

2.   Term of Employment.

     2.1 The initial term of this Agreement shall be for the period of years set forth on Exhibit A annexed hereto commencing with the date hereof. Thereafter, this Agreement shall be automatically renewed for successive periods of one (1) year, unless you or the Company shall give the other party not less than three
(3) months prior written notice of non-renewal. Your employment with the Company may be terminated as provided in Sections 2.2 or 2.3.

     2.2 The Company shall have the right to terminate your employment at any time under this Agreement prior to the stated term in any of the following ways:

     (a) on thirty (30) days prior written notice to you upon your disability (disability shall be defined as your inability to perform duties under this Agreement for an aggregate of ninety (90) days out of any one hundred eighty (180) day period due to mental or physical disability);

     (b) immediately without prior notice to you by the Company for "Cause", as hereinafter defined;

     (c) immediately without prior notice to you, upon your death or in the event of the liquidation or reorganization of the Company under the federal Bankruptcy Code or any state insolvency or bankruptcy law;

     (d) at any time, without Cause, through December 31, 1999, provided the Company shall be obligated to continue to pay you as severance pay for six months after the effective date of your termination, a monthly amount equal to your monthly Base Salary (the "Severance Payments"). For each year of employment after December 31, 1999, you shall be entitled to an additional month of Severance Payments.

     2.3 "Cause" for the purpose of Section 2 of this Agreement shall mean: (i) the falseness or material inaccuracy of any of your warranties or representations herein; (ii) your willful failure or refusal to comply with explicit directives of the Board of Directors or Executive Committee or to render the services required herein; (iii) fraud or embezzlement involving assets of the Company, its customers, suppliers or affiliates or other misappropriation of the Company's assets or funds; (iv) your conviction of a criminal felony offense;
(v) the willful breach or habitual neglect of your obligations under this Agreement or your duties as an employee of the Company; (vi) habitual use of drugs. The existence of Cause for termination of your employment by the Company shall be subject, upon the written election by you or the Company, to binding arbitration as provided in Section 9 hereof. The cost of arbitration, exclusive of the cost of each party's legal representation (which, except as hereinafter otherwise provided, shall be borne by the party incurring the expense), shall be borne by the instigating party; provided, however, that the arbitrators' award may require either party to reimburse the other for the reasonable cost of legal representation in the arbitration proceedings.

     Further, any dispute, controversy, or claim arising out of, in connection with, or in relation to this definition of "Cause" shall be settled by arbitration as provided in Section 9 hereof. Any award or determination shall be final, binding, and conclusive upon the parties, and a judgment rendered may be entered in any court having jurisdiction thereof.

     2.4 If your employment is terminated because of your death, all obligations of the Company hereunder shall cease, except with respect to amounts and obligations accrued to you through the thirtieth day after which your death has occurred.

If your employment is terminated by the Company for any other reason, all obligations of the Company (except with respect to amounts and obligations accrued to you prior to the date of termination) shall cease.

3.   Compensation.

     You shall receive the compensation and benefits set forth on Exhibit "A" attached hereto ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights, if any, pursuant to an agreement relating to proprietary information and inventions of even date herewith attached hereto as Exhibit "C" between you and the Company (the "Proprietary Information Agreement").

4.   Other Activities During Employment.

     4.1 Except for any outside directorships currently held by you as listed on Exhibit "B" attached hereto, and except with the prior written consent of a disinterested majority of the Company's Board of Directors, which consent will not be unreasonably withheld, you will not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

     4.2 You hereby agree that, except as disclosed on Exhibit "B" attached hereto, during your employment hereunder, you will not, directly or indirectly, engage (i) individually, (ii) as an officer, (iii) as a director, (iv) as an employee, (v) as a consultant, (vi) as an advisor, (vii) as an agent (whether a salesperson or otherwise), (viii) as a broker, or (ix) as a partner, co-venturer, stockholder, or other proprietor owning directly or indirectly more than five percent (5%) interest in any firm, corporation, partnership, trust, association, or other organization which is engaged in the planning, research, development, production, manufacture, marketing, sales, or distribution of athletic footwear, rugged outdoor footwear, sportswear, licensed products, related products, equipment, or services or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on Exhibit "B" attached hereto, you hereby represent that you are not engaged in any of the foregoing capacities (i) through (ix) in any Prohibited Enterprise.

5.   Former Employers.

     5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

     5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or otherwise legally in the public domain.

6.   Proprietary Information.

     You agree to execute, deliver and be bound by the provisions of the Proprietary Information Agreement attached hereto as Exhibit "C".

7.   Post-Employment Activities.

     7.1 For a period of six (6) months after the termination or expiration, for any reason, of your employment with the Company hereunder, absent the Board of Directors' prior written approval, you will not directly or indirectly engage in activities similar to those described in Section 4.2, nor render services similar or reasonably related to those which you shall have rendered hereunder to, any person or entity whether now existing or hereafter established which directly or indirectly competes with (or proposes or plans to compete with) the Company ("Direct Competitor") in the sale of athletic footwear, rugged outdoor footwear, sportswear, licensed products, and related products and services, whether with respect to merchandise manufactured by the Company for resale or purchased by the Company as "closeout" merchandise for resale. Nor shall you entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information Agreement and nor shall you entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information Agreement or this Section 7. As used in this Agreement, the term "any line of business engaged in or under demonstrable development by the Company" shall be applied as at the date of termination of your employment, or, if later, as at the date of termination of any post-employment consultation.

     7.2 For a period of six (6) months after the termination of your employment with the Company, the provisions of Section 4.2 shall be applicable to you and you shall comply therewith.

     7.3 No provision of this Agreement shall be construed to preclude you from performing the same services which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company upon the expiration or termination of your employment (or any post-employment consultation) so long as you do not thereby violate any term of this Agreement or the Proprietary Information Agreement.

8.   Remedies.

     Your obligations under the Proprietary Information Agreement and the provisions of Sections 4.2, 7, 8, 9 and 11 of this Agreement shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any reach or threatened breach by you of the provisions of the Proprietary

Information Agreement or Section 4 or 7 hereof would be inadequate and you therefore agree that the Company shall be entitled to such injunctive relief in case of any such breach or threatened breach.

9.   Arbitration.

     Any dispute concerning this Agreement including, but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Philadelphia, Pennsylvania, in accordance with the expedited procedures of the commercial rules then in effect of the American Arbitration Association. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration shall be borne equally between the parties thereto unless otherwise determined by such arbitration panel.

10.  Assignment.

     This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law or by a further written agreement by the parties hereto.

11.  Interpretation.

     IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT if any one or more of the provisions contained in this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

12.  Notices.

     Any notice which the Company is required to or may desire to give you shall be given by registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing with a copy to David S. Mandel, Esquire, Astor Weiss Kaplan & Rosenblum, The Bellevue, Sixth Floor, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

13.  Waivers.

     No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any reach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

14.  Complete Agreement; Amendments.

     The foregoing, including Exhibits "A", "B", "C" and "D" attached hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. This Agreement may be amended or modified or certain provisions waived only by a written instrument signed by the parties hereto, upon authorization of the Company's Board of Directors.

15.  Headings.

     The headings of the Sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

16.  Counterparts.

     This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

17.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information Agreement, whereupon both Agreements shall become binding in accordance with their terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).


                                             Very truly yours,

                                             GLOBAL SPORTS, INC.


                                             By: /s/ Michael Rubin
                                                --------------------------------
                                                     Michael Rubin

Accepted and Agreed:

/s/ Arthur Carver
-----------------------
Arthur Carver
January 1, 1999 - DATE

                                                                     EXHIBIT "A"

                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS

                                       OF

                     ARTHUR CARVER, EXECUTIVE VICE PRESIDENT

1.   Term.

     The term of this Agreement to which this Exhibit "A" is annexed and incorporated shall commence on January 4, 1999 and terminate on December 31, 2003, unless renewed in accordance with Section 2.1 of the agreement or terminated prior thereto in accordance with Section 2.2 or 2.3 of the Agreement.

2.   Compensation.

     a. Base Salary. During the term of this Agreement you will be paid an annual Base Salary based upon the following schedule:

                     PERIOD                  ANNUAL BASE SALARY
                     ------                  ------------------

          Execution of Agreement through
          December 31, 1999                     $200,000.00*

          January 1, 2000 through
          December 31, 2000                     $250,000.00

          January 1, 2001 through
          December 31, 2001                     $250,000.00

          January 1, 2002 through
          December 31, 2002                     $250,000.00

          January 1, 2003 through
          December 31, 2003                     $250,000.00


     b.   Bonuses.

          1) Execution Bonus- In consideration for your entering into this agreement and commencing work hereunder, the Company shall pay you a bonus during 1999 of fifty thousand dollars ($50,000.00). This bonus shall be earned upon your commencement of employment hereunder and shall be paid to you bi-weekly in equal installments in 1999.

          2) Additional Bonus- Commencing with the Company's performance in the year 2000, and continuing through the remaining term of this Agreement, you will have an opportunity to earn bonuses through each of the following programs:

               a) Up to 15% of your Base Salary through the Company achieving predetermined goals; and

               b) up to an additional 15% of your Base Salary through you, individually, achieving predetermined mutually agreed upon objective goals.

     Both the Company goals and your personal goals will be established by the Company's Compensation Committee three months prior to the commencement of the applicable bonus period.

          3) Bonus Based Upon Acquisition - If the Company in 1999 acquires an existing business which adds at least $50,000,000.00 to the Company's 1999 annual revenues, you will have an opportunity to earn an additional bonus based upon achievement of the following objectives:

               a) Up to 15% of your 1999 Base Salary & Executive bonus total based upon (1) the Company meeting or exceeding its internal finalized business plan for the year, and (2) meeting or exceeding analysts' consensus quarterly and annual estimates for the Company's 1999 sales and net profits; and

               b) Up to 15% of your 1999 Base Salary & Executive bonus total based upon personal objectives for you as determined by the Company's chief executive officer predicated on the creation and functionality of the total product development, sourcing and production area as well as all other contributions to the Company and its senior management. Such additional objectives will be established by the Company's chief executive officer within thirty days after completion of such an acquisition.

     All determinations as to meeting objective standards for bonuses shall be made solely by the Company's regularly retained certified public accountants whose determinations shall be final, binding upon all parties and not subject to any appeal.

     c. All Base Salary shall be payable in accordance with the Company's payroll policies provided that upon execution of this Agreement.

3.   Vacation.

     You shall be paid for and be entitled to all legal and religious holidays, and two (2) weeks paid vacation per annum commencing in the first year of this Agreement; provided however, you shall not take two weeks vacation consecutively. All vacation time shall be earned on a quarterly basis. You shall arrange for vacations in advance at such time or times as shall be mutually agreeable to you and the Company. You shall be entitled to carry forward into the subsequent year up to one (1) week of unused vacation time. You may not receive pay in lieu of vacation.

4.   Insurance and Benefits.

     The Company, at its expense, shall provide you with the following benefits in the same amounts and manner as provided to the members of the Company's senior management:

          -    health insurance for you and your dependents

          -    long term disability insurance

          -    term life insurance

          -    participation in the Company's 401K Plan

     In addition, the Company shall provide you with the following other benefits at the Company's expense:

          - $1000.00 monthly automobile allowance which includes your automobile insurance and maintenance/repair expenses

          -    cell phone and cell phone account

          -    standard health club membership

          -    travel to the Far East in business class

          - memberships, publications and conferences directly related to your expertise

5.   Expenses

     The Company shall reimburse you promptly for all reasonable and ordinary business and out-of-pocket expenses incurred by you in connection with the Company's business and in the scope of your employment hereunder, as approved by the Company, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by you during the term of this Agreement, provided the expenses are incurred in furtherance of the Company's business and at the request of the Company. You agree to keep and maintain records of the aforesaid expenses as may be requested by the Company and to account to the Company for the expenses prior to reimbursement.

6.   Stock Options and Stock Awards

     Pursuant to the terms of the Company's 1996 Equity Incentive Plan ("Plan"), you will be granted the following awards:

     6.1 You will be granted five year options (such options are intended to be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to purchase eighty thousand (80,000) shares of the Company's common stock at an exercise price equal to the fair market value of the underlying common stock on the date of the commencement of your employment, of which sixteen thousand (16,000) shares shall vest on each of December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003.

     6.2 Simultaneous herewith, the Company shall issue to you a Restricted Stock Award to purchase ten thousand (10,000) shares of the Company's common stock at a price of one cent per share ($.01). Such stock shall be issued pursuant to Rule 144 and may only be sold or transferred by you in accordance therewith and in no event prior to two years from the date hereof. In addition, should your employment be terminated, voluntarily prior to January 4, 2001, then you shall resell the stock to the Company at the price paid by you therefor.

     6.3 Simultaneous herewith, the Company also grants to you a Deferred Stock Award to purchase an additional ten thousand (10,000) shares of the Company's common stock, at a price of $3.58 per share for a period of thirty days after the complete execution of this Agreement by both parties. Such stock shall also be subject to Rule 144 and may only be sold or transferred in accordance therewith. If you shall exercise this option, such stock shall not be subject to any repurchase rights by the Company.

The complete terms and conditions of these Awards shall be set forth in an Option Grant Letter ("Option Grant Letter") to be delivered to you simultaneous herewith. Any conflict between the terms of the Option Grant Letter and this Agreement, shall be governed by the Option Grant Letter.

In the event of the termination of your employment caused by your resignation, your dismissal for cause or without cause, your disability or your death, or in the event of a change in control as defined in Section 6.3 (b) of the Plan, your rights in the options, Restricted Stock Award and Deferred Stock Award shall be as set forth in Article 6 of the Plan.

7.   Relocation and Interim Housing Allowance

     You agree to establish your residency in the metropolitan Philadelphia, Pennsylvania area within six months of the date hereof. Upon presentation of acceptable proof of payment, the Company will reimburse you for the following costs associated with your relocation, not to exceed $60,000.00 ("Relocation Allowance"):

               a)   interim housing; and

               b) commission on the sale of your present home in Massachusetts; and

               c)   moving expenses; and

               d) interim personal travel to and from Massachusetts, including your wife's travel to look for housing;and

               e) transfer tax on the sale of your present home and acquisition of your new home.

If you are required by the Internal Revenue Code to report any portion of the Relocation Allocation as income, the Company will, prior to the date on which any such tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to you. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) due as a result of the gross-up payment, to make Employee whole for all taxes (including withholding taxes) and any associated interest and penalties imposed.

8.   Change of Control Agreement

     Simultaneous herewith, the parties shall enter into the Change of Control Agreement in the form attached hereto as Exhibit "D".


              (THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK)

                                                                      EXHIBIT"B"



                      OUTSIDE EMPLOYMENTS AND DIRECTORSHIPS


                                       OF

                                  ARTHUR CARVER

                                                                     EXHIBIT "C"

--------------------------------------------------------------------------------

                        PROPRIETARY INFORMATION AGREEMENT

--------------------------------------------------------------------------------


To:       Global Sports, Inc.
          555 South Henderson Road
          King of Prussia, PA  19406

     The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies which you own, control, or are affiliated with or their successors in business (collectively, the "Company"), hereby agrees as follows:

1.   Confidentiality.

     I agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company's benefit, not to disclose or make any use of at any time either during or subsequent to my employment, trade secrets and confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, techniques, methods, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

2.   Conflicting Employment; Return of Confidential Material.

     I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, computer disks, documents and data of which I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment.

3.   Trade Secrets of Others.

     I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

4.   Modification.

     I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

5.   Arbitration.

     Any dispute concerning this Agreement including, but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Philadelphia, Pennsylvania, in accordance with the expedited procedures of the commercial rules then in effect of the American Arbitration Association. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration shall be borne equally between the parties thereto unless otherwise determined by such arbitration panel.

6.   Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives and successors.

7.   Interpretation.

     IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT if any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

8.   Waivers.

     No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

9.   Entire Agreement; Modification.

     This Agreement constitutes the entire agreement between the parties and supersedes any prior oral or written communications, representations, understandings or agreements concerning the subject matter hereof with the Company or any officer or representative thereof. This Agreement may be amended, modified, or certain provisions waived only by a written instrument signed by the parties hereto, upon authorization of the Company's Board of Directors.

10.  Headings.

     The headings of the Sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

11.  Counterparts.

     This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

12.  Governing Law.

     This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

13.  Notices.

     All notices, requests, demands and communications which are or may be required to be given hereunder shall be deemed given if and when sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

     If to the Company:  GLOBAL SPORTS, INC.
                         555 South Henderson Road
                         King of Prussia, PA 19406
                         Attention: President

     With a copy to:     David S. Mandel, Esquire
                         Astor Weiss Kaplan & Rosenblum
                         The Bellevue, Sixth Floor
                         200 South Broad Street
                         Philadelphia, PA  19102

     If to Employee:     Arthur Carver
                         29 Magnolia Road
                         Sharon, Mass.,02067



                                                  EMPLOYEE:



January 1, 1999                                   /s/ Arthur Carver
-----------------------                           ------------------------------
DATE                                                  Arthur Carver


Accepted and Agreed:

GLOBAL SPORTS, INC.


By: /s/ Michael Rubin                                    1/9/99
   ------------------------------                        -----------------------
        Michael Rubin                                    DATE

                                                                      EXHIBIT"D"


                           CHANGE OF CONTROL AGREEMENT

     AGREEMENT, made this 1st day of January, 1999, by and between Arthur Carver ("Executive") and Global Sports, Inc. (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to Executive; and

     WHEREAS, the Board recognizes that the possibility of a change of control of the Company, followed by a termination of the Executive's employment or a reduction in his responsibility or compensation, is unsettling to the Executive and wishes to make arrangements at this time to help assure his continuing dedication to his duties to the Company and its shareholders notwithstanding any attempts by outside parties to gain control of the Company; and

     WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable the Executive, without being distracted by the uncertainties of his own employment situation, to perform his regular duties.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. In the event that any individual, corporation, partnership, company, or other entity (a "Person"), which term shall include a "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the "Act")), begins a tender or exchange offer, circulates a proxy to the Company's shareholders, or takes other steps to effect a "Change of Control" (as defined in paragraph 3 below), Executive agrees that he will not voluntarily leave the employ of the Company and will render the services contemplated in the recitals to this Agreement until such Person has terminated the efforts to effect a Change of Control or until a Change of Control has occurred.

2. If, within twenty-four (24) months following a Change of Control, Executive's employment with the Company terminates other than as a result of the death, total disability or retirement of the Executive at or after his normal retirement date, (i) by the Company other than the "Cause" (as defined in paragraph 4 below), or (ii) by Executive for "Good Reason" (as defined in paragraph 4 below), then:

     a. The Company will pay to Executive within thirty (30) days of such termination of employment a lump-sum cash payment equal to 300% of the aggregate of (i) his then-current annual base salary (or, if his base salary has been reduced at any time after the Change of Control, his base salary in effect prior to the reduction), (ii) his target bonus for the then-current year or, if higher, his bonus for the most recent calendar year ended before the Change of Control, (iii) the amount of his then-current annual automobile allowance and (iv) the annual cost of life insurance then furnished to him by the Company.

     b. All of Executive's outstanding stock options, restricted shares and other similar incentive interests and rights will become immediately and fully vested and exercisable.

     c. Executive will be treated for purposes of the Company's Supplemental Executive Retirement Plan (the "SERP"), but only if a SERP should exist at the time of the termination of the Executive's employment, as having three additional Years of Continuous Service. The Company will, within thirty (30) days of his termination, pay to him, in a single lump-sum cash payment, the present value of his benefit under the SERP. Present value will be determined by applying the "applicable mortality table" and "applicable interest rate" then in effect for purposes of section 417(e)(3)(A) of the Internal Revenue Code or any successor provision.

     d. If, at the time of the termination of the Company's employment, the Company then has in existence a Profit-Sharing and Retirement Plan and an Excess Benefits Plan, the Company will pay to Executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Profit-Sharing and Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three (3) additional Years of Service for Vesting prior to termination. The payment will be made at the same time that he receives his distribution from those plans.

     e. Executive, together with his dependents, will continue following such termination of employment to participate fully, with no contribution to the cost required of him or them, in all accident and health plans maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially the equivalent coverage (or the full value thereof in cash) from the Company, until the third anniversary of such termination.

     f. The Company will promptly reimburse Executive for any and all legal fees and expenses incurred by him as a result of such termination of employment, including without limitation, all fees and expenses incurred in connection with efforts to enforce the provisions of this Agreement (provided such efforts result in Executive's recovery of any sum from the Company, whether through court award or settlement).

3. A Change of Control will occur for purposes of this Agreement if (i) any Person who does not currently own directly or indirectly ten (10%) percent or more of the combined voting power of the Company's outstanding securities becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of securities of the Company representing more than thirty (30%) percent (or, if higher, the aggregate percentage of the combined voting power of the Company's then-outstanding securities held by or for the benefit of Michael Rubin and his family) of the combined voting power of the Company's then-outstanding securities, (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14 of Regulation 14 promulgated under the Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter, or (iv) individuals who, at the date hereof, constitute the Board (the "Continuing Directors") cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director for purposes of this Agreement.

     Notwithstanding the foregoing provisions of this paragraph 3, a "Change of Control" will not be deemed to have occurred solely because of (i) the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employment benefit plan maintained by the Company for its employees or (ii) the occurrence of a leveraged buy-out or recapitalization of the Company in which Executive participates as an equity investor.

4.        a.   "Cause" means only: conviction of the Executive for a felony or a crime involving moral turpitude.

          b.   "Good Reason" means any one or more of the following:

               i. Failure by the Company to maintain Executive in the positions, with the titles, that he held immediately prior or the Change of Control or downgrading of his responsibilities or authority. If, following the Change of Control, the Company is part of a controlled group of entities, Executive's responsibilities and authority will be deemed for this purpose to have been reduced unless he is given and retains the same responsibilities and authority with the entity that controls the group as he held with the Company immediately prior to the Change of Control.

               ii. Reduction of Executive's base salary or failure in any year to pay to him a bonus at least equal to his target bonus for the year in which the Change of Control occurs.

               iii. Material reduction in the health, disability or life
                    insurance benefits that the Company was providing Executive immediately prior to the Change of Control.

               iv. Failure by the Company to provide Executive with the opportunity to participate in any executive compensation or benefit plan or program that is then generally available to other senior executives of the Company.

               v. Relocation of Executive's principal place of business more than 30 miles from its location immediately prior to the Change of Control.

5. In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of

     Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("Section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

     Determinations under this Section 5 will be made by the Company's auditors unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon the Company and Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after final resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses.

6. If the Company is at any time before or after a Change of Control merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this paragraph 6 will apply in the event of any subsequent merger or consolidation or transfer of assets.

     In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to participate or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

     In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

7. All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

8. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.

9. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; the Executive may, subject to the terms and conditions of this Agreement, have the right to receive upon termination of his employment the payments and benefits provided in this Agreement and shall not be deemed to have waived any rights he may have either at law or in equity in respect of such discharge.

10. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties. Payments made by the Company pursuant to this Agreement shall be in lieu of payments and other benefits, if any, to which Executive may be entitled under any other severance agreement or severance plan of the Company.

     The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors.

     The validity, interpretation, and effect of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     No right or interest to or in any payments or benefits hereunder shall be assignable by the Executive; provided, however, that this provision shall no preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

     No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to

                (REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK) the full extent permitted by law, be null, void, and of no effect.

     IN WITNESS WHEREOF, Global Sports, Inc. and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                                        GLOBAL SPORTS, INC.


                                         BY: /s/ Michael Rubin
                                            ------------------------------------
Agreed:                                          Michael Rubin

/s/ Arthur Carver
----------------------------
ARTHUR CARVER